                                                                    EXHIBIT 99.4

    PLEASE MARK VOTES
                                     REVOCABLE PROXY
/X/
    AS IN THIS EXAMPLE
                                   ULTRAMAR CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                                DECEMBER 3, 1996

The proxies are instructed to vote as follows:

1.         Adoption of the Agreement and Plan      For         Against       Abstain
           of Merger dated as of September
           22, 1996 between Ultramar
           Corporation and Diamond Shamrock,
           Inc.
                                                   / /           / /           / /

2.         Approval of the Ultramar Diamond        For         Against       Abstain
           Shamrock Corporation 1996 Long
           Term Incentive Plan.
                                                   / /           / /           / /

3.         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting as described in the accompanying Joint Proxy Statement/Prospectus.

  Please be sure to sign and date this         Date:
  Proxy.

    Stockholder sign here                    Co-holder (if any) sign here

    THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

    The undersigned hereby appoints each of Jean Gaulin and Patrick J. Guarino, with full power of substitution and resubstitution, and hereby authorizes them to represent and vote, as designated herein, all the shares of Common Stock of Ultramar Corporation held of record by the undersigned on October 29, 1996 at the Special Meeting of Stockholders to be held on December 3, 1996 or any adjournment thereof.
    The effectiveness of Proposal 2 is not a condition to the effectiveness of Proposal 1. However, the effectiveness of Proposal 2 is conditioned upon the approval of Proposal 1.

    This Proxy, when properly executed, will be voted in the manner directed herein. If not otherwise specified, this Proxy will be voted (i) for the adoption of the Agreement and Plan of Merger, (ii) for the approval of the Ultramar Diamond Shamrock Corporation 1996 Long Term Incentive Plan, and (iii) otherwise at the discretion of the proxies. This Proxy may be revoked at any time prior to the time it is voted at the Special Meeting.

    The undersigned hereby acknowledges receipt of a Joint Proxy
Statement/Prospectus dated October   , 1996 prior to signing this Proxy.

    Please sign exactly as your name(s) appear(s) on this Proxy. When signing in a representative capacity, please give title. When shares are held jointly, both holders should sign.

   TRIANGLE   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE
                              PROVIDED.   TRIANGLE

                              ULTRAMAR CORPORATION

                              PLEASE ACT PROMPTLY
                       SIGN, DATE & MAIL PROXY CARD TODAY